EXHIBIT 99.1

Applied Industrial Technologies Reports
Fiscal 2014 Fourth Quarter and Year-End Results
CLEVELAND, OHIO (August 13, 2014) - Applied Industrial Technologies (NYSE: AIT) today reported results for its fourth quarter and fiscal 2014 year ended June 30, 2014.
Net sales for the quarter were $654.6 million, an increase of 2.2% compared with $640.5 million in the same quarter a year ago. Net income for the quarter was $29.7 million, or $0.71 per share, compared with $32.3 million, or $0.76 per share, in the fourth quarter of fiscal 2013.
For the 12 months ended June 30, 2014, sales were $2.460 billion, essentially flat compared to $2.462 billion last year. Net income was $112.8 million, or $2.67 per share, compared with $118.1 million, or $2.78 per share, in the prior year.
Commenting on the results, Applied's President & Chief Executive Officer Neil A. Schrimsher said, “Fiscal 2014 was a significant year of transition with our ERP deployments and acquisition activity. We enter fiscal 2015 with a great deal of momentum, especially when considering our recent acquisitions of Knox Oil Field Supply and Reliance Industrial Products. We have significantly enhanced our capabilities to serve North American oil and gas markets, and these acquisitions will add approximately $240 million of annual sales to our fiscal 2015 results.
“Overall, the new fiscal year includes many opportunities to accelerate our growth and profitability - organically, via continued acquisition activity, and through our investments in technology and talent. We have a strong foundation, expanding capabilities, and a straightforward strategic plan to execute, and we are energized about the year ahead.
“Looking forward, we expect to see improvements in our service center operations and fluid power businesses, supported by an improving industrial economic environment. For fiscal 2015, we are forecasting a sales increase of 13% to 16% and earnings per share in the range of $2.95 to $3.20 per share. Included in these numbers are our recent acquisitions which will provide a 10% sales increase in fiscal 2015, along with an expected EPS boost of $0.17 to $0.22 per share.”
During the fourth quarter, the Company purchased 264,900 shares of its common stock in open market transactions for $12.7 million. During the full fiscal year, the Company purchased 759,900 shares for $36.7 million. At June 30, 2014, the Company had remaining authorization to purchase 381,600 additional shares.
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on August 13. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-755-1805 or 1-212-231-2910 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21727485.
With more than 560 facilities and 5,700 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. Applied can be visited on the Internet at www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as "will," "expect," "forecast," and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, the performance of acquired businesses, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Sales	$ 654,618	$ 640,481	$2,459,878	$2,462,171
Cost of sales	472,090	459,371	1,772,952	1,779,209
Gross Profit	182,528	181,110	686,926	682,962
Selling, distribution and administrative,
including depreciation	137,719	133,075	522,568	506,563
Operating Income	44,809	48,035	164,358	176,399
Interest expense, net	351	18	249	165
Other (income) expense, net	(404)	482	(2,153)	(1,431)
Income Before Income Taxes	44,862	47,535	166,262	177,665
Income Tax Expense	15,188	15,263	53,441	59,516
Net Income	$ 29,674	$ 32,272	$ 112,821	$ 118,149
Net Income Per Share - Basic	$ 0.71	$ 0.77	$ 2.69	$ 2.81
Net Income Per Share - Diluted	$ 0.71	$ 0.76	$ 2.67	$ 2.78
Average Shares Outstanding - Basic	41,652	42,125	41,942	42,060
Average Shares Outstanding - Diluted	42,014	42,608	42,331	42,542
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.
There were no LIFO layer liquidation benefits recognized for the period ended June 30, 2014. During the June 30, 2013 quarter, the Company realized LIFO layer liquidation benefits of $6.3 million from certain inventory quantity levels decreasing. Additional scrap expense of $3.0 million above our normal scrap rate was also recorded in the June 30, 2013 quarter.
(2) Effective July 1, 2013, the Company aligned the consolidation of the Company's Canadian subsidiaries in the consolidated financial statements which previously included results on a one month reporting lag. The Company has determined that the effect of this change is not material to the financial statements for all periods presented and therefore has not presented retrospective application of this change. The net impact of the lag elimination was $1.2 million of additional income and has been included within "Other income, net" on the Condensed Statements of Consolidated Income effective July 1, 2013.
(3) During the quarter ended March 31, 2014, $2.8 million of tax reserves were reversed which reduced income tax expense by the same amount and resulted in an increase to earnings per share in the quarter of $0.07.
(4) During the quarter ended June 30, 2014, the Company acquired 100% of the outstanding stock of Reliance Industrial Products, headquartered in Nisku, Alberta, Canada, with operations in Western Canada and the Western United States, for a total purchase price of $188.5 million. The reasons for the acquisition are to provide the Company enhanced capabilities to serve the upstream oil and gas industry in the United States and Canada. A distributor of fluid conveyance and oilfield supplies, this business is included in the Service Center Based Distribution segment. The Company funded the acquisition by using cash in Canada of $31.9 million, existing revolving credit facilities of $36.6 million and a new $100.0 million five year term loan facility, with the remainder of $20.0 million to be paid in equal amounts as acquisition holdback on the first two anniversaries of the acquisition.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30,	June 30,
	2014	2013

Assets
Cash and cash equivalents	$ 71,189	$ 73,164
Accounts receivable, net of allowances of $10,385 and $7,737	375,732	329,880
Inventories	335,747	281,417
Other current assets	53,480	52,819
Total current assets	836,148	737,280
Property, net	103,596	83,243
Goodwill	193,494	106,849
Intangibles, net	159,508	91,267
Other assets	41,423	40,067
Total Assets	$ 1,334,169	$ 1,058,706

Liabilities
Accounts payable	$ 172,401	$ 136,575
Current portion of long-term debt	2,720	0
Other accrued liabilities	115,834	109,325
Total current liabilities	290,955	245,900
Long-term debt	167,992	0
Other liabilities	74,914	53,191
Total Liabilities	533,861	299,091
Shareholders' Equity	800,308	759,615
Total Liabilities and Shareholders' Equity	$ 1,334,169	$ 1,058,706

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Year Ended
	June 30,
	2014	2013

Cash Flows from Operating Activities
Net income	$ 112,821	$ 118,149
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	13,977	12,501
Amortization of intangibles	14,023	13,233
Amortization of stock options and appreciation rights	1,808	2,317
Gain on sale of property	(53)	(321)
Other share-based compensation expense	2,864	3,685
Changes in operating assets and liabilities, net of acquisitions	(31,295)	(49,203)
Other, net	(4,035)	11,036
Cash provided by Operating Activities	110,110	111,397
Cash Flows from Investing Activities
Property purchases	(20,190)	(12,214)
Proceeds from property sales	877	979
Net cash paid for acquisition of businesses, net of cash acquired	(184,324)	(67,590)
Cash used in Investing Activities	(203,637)	(78,825)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	69,000	0
Long-term debt borrowings	100,000	0
Long term debt repayment	(647)	0
Purchase of treasury shares	(36,732)	(53)
Dividends paid	(40,410)	(37,194)
Excess tax benefits from share-based compensation	2,674	2,566
Acquisition holdback payments	(1,839)	(3,843)
Exercise of stock options and appreciation rights	96	499
Cash provided by (used in) Financing Activities	92,142	(38,025)
Effect of Exchange Rate Changes on Cash	(590)	175
Decrease in Cash and Cash Equivalents	(1,975)	(5,278)
Cash and Cash Equivalents at Beginning of Period	73,164	78,442
Cash and Cash Equivalents at End of Period	$ 71,189	$ 73,164